Exhibit 99.1

Washington Prime Group Reports Third Quarter 2016 Results

•	Announces Second Joint Venture with O’Connor Capital Partners for Seven Open-Air Properties

•	Company Has Entered into Purchase Agreements to Dispose of Remaining Noncore Properties

•	Board of Directors Declares Quarterly Dividend

COLUMBUS, OH - Nov. 2, 2016 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the third quarter ended September 30, 2016.

Third Quarter Results

Net income attributable to common shareholders for the third quarter of 2016 was $1.4 million, or $0.01 per diluted share, compared to $4.1 million, or $0.02 per diluted share, a year ago. The decrease in net income relates primarily to a $10.8 million increase in impairment charges compared to the third quarter of 2015 related to the Company’s four remaining noncore properties. This decrease was partially offset by $4.7 million of savings in general and administrative costs and $2.8 million of lower merger, restructuring and transaction costs compared to the third quarter of 2015.

Funds from Operations (FFO)¹ for the third quarter of 2016 were $100.8 million, or $0.46 per diluted share. This compares to $98.5 million, or $0.45 per diluted share, during the same quarter a year ago. Merger, restructuring and transaction costs of $(0.3) million and $2.4 million for the three months ending September 30, 2016 and 2015, respectively, are excluded from adjusted FFO (AFFO)¹. When excluding these items, AFFO for the third quarter of 2016 was $100.5 million, or $0.46 per diluted share, which compares to $101.0 million, or $0.46 per diluted share for the third quarter of 2015.

Comparable net operating income (NOI)¹ for the Company’s core portfolio increased 0.6% during the third quarter of 2016, compared to the same period a year ago, in line with internal expectations. Comparable NOI for the community center portfolio increased 6.9% during the third quarter, compared to a year ago. The comparable NOI decline of 1.4% for the core enclosed retail properties primarily related to vacated space and rental rate reductions from retailer bankruptcies during the quarter, significant downtime at Jefferson Valley Mall due to the redevelopment project, and a delay of sponsorship revenue. These factors negatively impacted the NOI growth for core enclosed retail properties by approximately 2.4% in the third quarter of 2016.

Lou Conforti, CEO and Director stated: “We’ve been busy grinding it out operationally and financially. As discussed last quarter, culling noncore assets was a primary objective and we are now under contract to sell the remaining four. By year end, and ahead of schedule, we will have disposed of all seven noncore assets previously identified. Evidencing price discovery, we have entered into our second joint venture with O’Connor Mall Partners for seven assets of which we will retain majority ownership as well as management and leasing responsibilities. Net proceeds will be utilized to retire indebtedness, meaningfully improving our financial metrics. As we evaluate strategy, every viable option is under consideration as we continue to work towards increasing shareholder value.”

(1) Reconciliations of FFO, AFFO and comparable NOI (non-GAAP measures) to GAAP measures are included in this release.

Operational Highlights

Ending occupancy for the core properties was 92.6% as of September 30, 2016, compared to 92.7% a year ago. Base rent per square foot for core properties was $21.46, an increase of 0.3%, compared to $21.39 per square foot a year ago. Inline store sales at the Company’s core enclosed properties increased 3.0% to $373 per square foot for the twelve months ended September 30, 2016, compared to $362 per square foot for the same period a year ago. Operating metrics by asset group can be found in the third quarter 2016 Supplemental Information report available on the Company’s website.

Financial Activity

Joint Venture Transaction

The Company has entered into a definitive agreement providing for a joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”), with respect to the ownership and operation of seven of the Company’s open-air properties, which are valued at approximately $600 million. Closing is targeted for the first quarter of 2017. The agreement is subject to customary due diligence and closing requirements. This pricing implies a low five percent capitalization rate on in-place NOI.

O’Connor will have a 49% interest in the joint venture and the Company will retain a 51% non-controlling interest. The seven properties in the joint venture will be: Arbor Hills located in Ann Arbor, Michigan; Classen Curve/Nichols Hills Plaza/The Triangle at Classen Curve located in Oklahoma City, Oklahoma; Gateway Center located in Austin, Texas; Malibu Lumber Yard located in Malibu, California; Palms Crossing located in McAllen, Texas; The Arboretum located in Austin, Texas; and The Shops at Arbor Walk located in Austin, Texas. The Company will continue to lease and manage the properties.

The transaction is expected to generate net proceeds of approximately $350 million to the Company after taking into account the assumption of existing debt on the properties and new debt to be placed on the assets that are currently unencumbered, and estimated closing costs. The net proceeds will be used to reduce the Company’s outstanding debt, as well as for general corporate purposes.

Founded in 1983, O’Connor Capital Partners is a privately-held, independent manager, owner, operator and developer of real estate. The Company has an existing joint venture with O’Connor for five of the Company’s properties and certain related outparcels.

Dispositions

On August 17, 2016, the joint venture that owns Scottsdale Quarter sold its 25% indirect ownership interest in the residential component at the property to unaffiliated third parties. The Company received a cash distribution from the joint venture at closing of $4.4 million and recorded a gain of $0.3 million as the Company’s share of the joint venture’s gain, based on the Company’s pro-rata ownership interest. The net proceeds from the transaction were used to reduce the balance outstanding on the Company’s credit facility.

On August 19, 2016, the Company completed the sale of Knoxville Center, located in Knoxville, Tennessee, to a private real estate investor for a purchase price of $10.1 million. The sales price consisted of $3.9 million paid to the Company at closing and the issuance of a promissory note for $6.2 million from the buyer to the Company with an annual interest rate of 5.5%. The note balance is due on February 28, 2017, with one six-month extension available. The net proceeds from the transaction were used to reduce the balance outstanding on the Company’s credit facility.

The Company has made substantial progress on its plans to dispose of its four remaining noncore properties. On September 30, 2016, the Company entered into purchase agreements to sell Gulf View Square, located in Port Richey, Florida; River Oaks Center, located in Chicago, Illinois; and Virginia Center Commons, located in Glen Allen, Virginia. On October 21, 2016, the Company entered into a purchase agreement to sell Richmond Town Square, located in Cleveland, Ohio. The agreements are subject to customary closing and diligence requirements. The Company recorded an impairment charge of $20.7 million during the three months ended September 30, 2016, primarily related to these noncore properties. Collectively, the Company anticipates potential proceeds from the sale of these four properties of approximately $60 million, which will be used to reduce the Company’s outstanding debt.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend on its common shares and operating partnership units. A cash dividend of $0.25 per common share and operating partnership unit was declared. The dividend is payable on December 15, 2016 to shareholders and operating partnership holders of record on December 2, 2016.

Additionally, the Board of Directors declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends is payable on January 17, 2017 to shareholders and operating partnership holders of record on December 30, 2016.

2016 Guidance

The Company is updating its guidance for fiscal year 2016 net income attributable to common shareholders and now expects a range of $0.21 to $0.23 per diluted share. The updated guidance for net income reflects the impairment charges recorded in the third quarter of 2016, partially offset by the lower interest expense.

The Company has maintained the mid-point of its previously issued guidance for FFO, as adjusted, and narrowed the range to $1.78 to $1.80 per diluted share.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2016:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.21	$0.23
Depreciation and amortization including share of unconsolidated entities	1.48	1.48
Impairment charge and loss on sale of interests in properties	0.10	0.10
Estimated FFO per diluted share	$1.79	$1.81
Less: Gain on debt extinguishment, net	(0.15)	(0.15)
Add: Restructuring and transaction costs	0.14	0.14
Estimated FFO per diluted share, as adjusted	$1.78	$1.80

The Company is maintaining its guidance for NOI growth for the core portfolio in the range of 1.5% to 2.5% for the year ending December 31, 2016. The following table provides a reconciliation of the expected range of net income from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$186,500	$189,500
Depreciation and amortization	284,000	285,000
Impairment charge and loss on sale of interests in properties	23,000	23,000
General and administrative	37,000	37,500
Merger and transaction costs	30,000	30,000
Management fee allocation and property allocated corporate expense	20,000	21,500
Pro-rata share of unconsolidated joint venture in comp NOI	47,000	47,500
Non-comparable properties and other (1)	(29,500)	(29,500)
Noncore properties	(17,500)	(18,000)
Projected comparable NOI	$580,500	$586,500

Projected comparable NOI year-over-year growth (2)	1.5%	2.5%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2015 comparable NOI adjusted for actual and projected property dispositions was $572.1 million.

For the fourth quarter of 2016, the Company estimates net income attributable to common shareholders per diluted share to be in the range of $0.06 to $0.08 and FFO per diluted share to be in the range of $0.48 to $0.50. A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the fourth quarter of 2016 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.06	$0.08
Depreciation and amortization including share of unconsolidated entities	0.42	0.42
Estimated FFO per diluted share	$0.48	$0.50

Earnings Call and Webcast on November 3
Washington Prime Group will host a conference call at 10:00 a.m. ET on Thursday, November 3, 2016, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for conference call participants is 877.422.8928 (or +1.412.455.6229 for international callers), and the participant passcode is 90438919. The live audio webcast of the call will be available on the investor relations section of the Company’s website at http://www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 90438919, beginning on Thursday, November 3, 2016, at approximately 1:00 p.m. (ET) through midnight on Thursday, November 17, 2016.

Supplemental Information
For additional details on Washington Prime Group’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Minimum rent	$142,811	$144,313	$427,173	$466,914
Overage rent	2,419	2,583	7,787	8,138
Tenant reimbursements	60,006	62,195	177,372	198,877
Other income	4,686	7,648	13,359	18,056
Total revenues	209,922	216,739	625,691	691,985

Expenses:
Property operating	(41,295)	(45,970)	(124,754)	(148,219)
Real estate taxes	(26,296)	(26,157)	(77,184)	(84,419)
Advertising and promotion	(2,638)	(2,621)	(7,467)	(7,942)
Total recoverable expenses	(70,229)	(74,748)	(209,405)	(240,580)
Depreciation and amortization	(71,287)	(77,008)	(211,922)	(260,645)
Provision for credit losses	(306)	(238)	(2,801)	(1,819)
General and administrative	(8,139)	(12,850)	(28,375)	(34,328)
Merger, restructuring and transaction costs	307	(2,448)	(29,607)	(28,161)
Ground rent	(1,142)	(1,314)	(3,242)	(5,758)
Impairment loss	(20,701)	(9,859)	(20,701)	(9,859)
Total operating expenses	(171,497)	(178,465)	(506,053)	(581,150)

Operating Income	38,425	38,274	119,638	110,835

Interest expense, net	(32,168)	(29,895)	(103,982)	(105,787)
Gain on extinguishment of debt, net	—	—	34,078	—
Income and other taxes	(322)	(87)	(1,415)	(1,060)
Loss from unconsolidated entities, net	(933)	(164)	(2,602)	(1,651)
Gain (loss) on disposition of interests in properties, net	181	—	(2,116)	5,147

Net income	5,183	8,128	43,601	7,484

Net income (loss) attributable to noncontrolling interests	313	563	5,394	(685)
Net income attributable to the Company	4,870	7,565	38,207	8,169
Less: Preferred share dividends	(3,508)	(3,508)	(10,524)	(12,481)
Net income (loss) attributable to common shareholders	$1,362	$4,057	$27,683	$(4,312)

Earnings (loss) per common share, basic and diluted	$0.01	$0.02	$0.15	$(0.02)

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	September 30, 2016	December 31, 2015

Assets:
Investment properties at cost	$6,471,256	$6,568,662
Construction in progress	93,412	87,538
	6,564,668	6,656,200
Less: accumulated depreciation	2,285,220	2,225,750
	4,279,448	4,430,450

Cash and cash equivalents	57,791	116,253
Tenant receivables and accrued revenue, net	89,390	91,603
Real estate assets held-for-sale	—	30,000
Investment in and advances to unconsolidated entities, at equity	459,966	488,071
Deferred costs and other assets	293,968	303,232
Total assets	$5,180,563	$5,459,609

Liabilities:
Mortgage notes payable	$1,668,051	$1,793,439
Notes payable	247,456	246,728
Unsecured term loans	1,334,205	1,332,812
Revolving credit facility	293,841	275,622
Accounts payable, accrued expenses, intangibles, and deferred revenues	340,621	379,112
Distributions payable	2,992	2,992
Cash distributions and losses in partnerships and joint ventures, at equity	15,421	15,399
Total liabilities	3,902,587	4,046,104

Redeemable noncontrolling interests	5,213	6,132

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,236,024	1,225,926
Accumulated deficit	(325,643)	(214,243)
Accumulated other comprehensive (loss) income	(11,354)	1,716
Total stockholders' equity	1,101,622	1,215,994
Noncontrolling interests	171,141	191,379
Total equity	1,272,763	1,407,373
Total liabilities, redeemable noncontrolling interests and equity	$5,180,563	$5,459,609

RECONCILIATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Funds from Operations ("FFO"):
Net income	$5,183	$8,128	$43,601	$7,484
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(10,704)	(12,650)
Real estate depreciation and amortization, including joint venture impact	78,533	84,141	234,845	271,342
Noncontrolling interests portion of depreciation and amortization	(37)	(40)	(116)	(114)
Impairment loss, including loss (gain) on sale of interests in properties and other	20,720	9,859	23,017	4,712
Net loss attributable to noncontrolling interest holders in properties	4	18	18	18
FFO	$100,835	$98,538	$290,661	$270,792

Adjusted Funds from Operations:
FFO	$100,835	$98,538	$290,661	$270,792
Merger, restructuring and transaction costs	(307)	2,448	29,607	28,161
Bridge loan fee amortization	—	—	—	10,428
Gain on extinguishment of debt, net	—	—	(34,078)	—
Adjusted FFO	$100,528	$100,986	$286,190	$309,381

Weighted average common shares outstanding - diluted	220,834	220,320	220,614	218,613

FFO per diluted share	$0.46	$0.45	$1.32	$1.24
Total adjustments	(0.00)	0.01	(0.02)	0.18
Adjusted FFO per diluted share	$0.46	$0.46	$1.30	$1.42

RECONCILIATION OF NET OPERATING INCOME FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Variance $	2016	2015	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$38,425	$38,274	$151	$119,638	$110,835	$8,803

Depreciation and amortization	71,287	77,008	(5,721)	211,922	260,645	(48,723)
General and administrative	8,139	12,850	(4,711)	28,375	34,328	(5,953)
Merger, restructuring and transaction costs	(307)	2,448	(2,755)	29,607	28,161	1,446
Impairment loss	20,701	9,859	10,842	20,701	9,859	10,842
Fee income	(1,696)	(1,334)	(362)	(4,909)	(2,306)	(2,603)
Management fee allocation	417	3,861	(3,444)	7,186	12,490	(5,304)
Adjustment to include Glimcher NOI from prior to merger (2)	—	—	—	—	4,186	(4,186)
Pro-rata share of unconsolidated joint ventures in comp NOI	11,393	11,343	50	33,984	(418)	34,402
Property allocated corporate expense	3,159	1,879	1,280	9,947	4,924	5,023
Non-comparable properties and other (1)	(199)	242	(441)	(481)	3,626	(4,107)
NOI from sold properties	(22)	(4,597)	4,575	(1,861)	(11,033)	9,172
Termination income and outparcel sales	(243)	(2,584)	2,341	(1,310)	(4,376)	3,066
Straight-line rents	(818)	(1,156)	338	(717)	(4,476)	3,759
Ground lease adjustments for straight-line and fair market value	(2)	(13)	11	(12)	1,106	(1,118)
Fair market value adjustments to base rents	(4,026)	(2,647)	(1,379)	(8,028)	(13,650)	5,622
Less: noncore properties (3)	(4,084)	(4,124)	40	(12,884)	(13,647)	763
Comparable NOI - core portfolio	$142,124	$141,309	$815	$431,158	$420,254	$10,904
Comparable NOI percentage change - core portfolio			0.6%			2.6%

Comparable NOI - total portfolio (including noncore)	$146,208	$145,433	$775	$444,042	$433,901	$10,141
Comparable NOI percentage change - total portfolio			0.5%			2.3%

(1) Represents an adjustment to remove NOI amounts from properties not owned and operated in all periods presented. The assets acquired as part of the Glimcher merger are included in comp NOI, as described in note 2 below.
(2) Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the merger for periods prior to the January 15, 2015 merger date. This adjustment is included to provide comparability across periods presented.
(3) NOI from the four noncore properties held in each period presented.